                                                                     EXHIBIT 4.1

                             DART DRUG CORPORATION
                   EXECUTIVE NON-QUALIFIED STOCK OPTION PLAN

1.       PURPOSE

         The purpose of the Dart Drug Corporation Executive Non-Qualified Stock Option Plan (the "Plan") is to advance the growth and development of Dart Drug Corporation (the "Company") by rewarding certain of its key officers for the exceptional quality of services recently performed on behalf of the Company and by providing a means to offer such employees increased incentives to promote the well-being of the Company through ownership of shares of the Company's Class A Common Stock.

2.       ADMINISTRATION

         The Plan shall be administered by an option committee (the "Committee") consisting of not less than three persons to be appointed by the Board of Directors. Subject to the limitations and conditions hereinafter set forth, the Committee shall have full power to construe and interpret the Plan, to establish and amend rules for its administration and to select any officer(s) of the Company to whom Stock Options or stock appreciation rights may be granted pursuant to this Plan out of Stock Options reserved for grant after the effective date of this Plan as provided for in Schedule A; provided all members of the Committee are, at the time of such grant(s), "disinterested persons" as that term is defined in Regulation 240.16(b)-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, it being intended that this Plan comply with the provisions of such Rule to obtain the benefits provided thereunder.

3.       SHARES SUBJECT TO THE PLAN

         The shares to be sold or transferred pursuant to the exercise of options or stock appreciation rights granted under the Plan shall be authorized and unissued shares of Class A Common Stock of the Company or shares of Class A Common Stock reacquired by it and held in its treasury. Subject to adjustment as provided in paragraph 7 hereof, the aggregate number of Class A Common Shares which may be delivered upon the exercise of options granted under the Plan shall not exceed 199,500 shares, and the persons to whom options are granted as of the date of this Plan, are as more fully set forth on Schedule A as to all optionees and in Schedules A-1 through A-16 as to each individual optionee.

4.       ELIGIBILITY FOR OPTIONS AND OPTION PRICE

         (a) The individuals to whom options under this Plan are to be granted and the number of shares of Class A Common Stock relating to each such option are set forth in Schedule A as to all optionees and in Schedules A-1 through A-16 as to each individual optionee.

         Subject to the provisions of paragraph 4(b) below, the Option Price of each share of Class A Common Stock subject to a stock option award shall be $82.50, the mean between the high and low bids for the Class A Common Stock of the Company at the opening of trading on May 4, 1983, the effective date of this Plan, as reported in the National Association of Securities Dealers Automated Quotation System, adjusted, if applicable, in accordance with the provisions of Paragraph 7.

         (b) In the event of a Major Business Change, as hereinafter defined, the Option Price of certain of the shares of Class A Common Stock subject to Stock Options which remain outstanding as of the effective date of the major Business Change shall be adjusted to an amount equal to $20.00 for each such share, subject to adjustments, if applicable, in accordance with the provisions of Paragraph 7.

                 The shares of Class A Common Stock for which such reduced Option Price shall be applicable are as follows:

                 (i) shares subject to the Stock Option to the extent that the Stock Option for such number of shares is held by an optionee designated in paragraph 4(a) on the effective date of the Major Business Change; provided such optionee is an employee of the Company or of one or more of its subsidiaries on the day immediately preceding the effective date of the Major Business Change; or

                 (ii) shares subject to the Stock Option held, in the event of death of the optionee prior to the effective date of the Major Business Change, by the person or persons to whom such optionee's rights under the Stock Option or stock appreciation rights, if any, passed by will or by the applicable law of descent and distribution, provided (x) the optionee was an employee of the Company or of one or more of its subsidiaries on the date of death, and (y) if the deceased optionee is other than Herbert H. Haft, Robert M. Haft, Linda G. Haft or Gloria G. Haft, the date of death shall have occurred within three years prior to the effective date of the Major Business Change, to the extent of the number of shares which were subject to the Stock Option held by such optionee on the date of death.

With respect to any other shares, the Option Price shall be that fixed by paragraph 4(a), subject to adjustments if applicable, in accordance with the provisions of Paragraph 7.

         (c) For purposes of this Paragraph 4, the term "Major Business Change" shall mean (a) a sale or exchange of a significant amount of the assets of the Company or its subsidiaries or a material merger, consolidation or other material business transaction involving the Company or its subsidiaries; (b) the issuance or other transfer of shares of the voting stock of the Company such that the Company is no longer controlled by a group consisting of (i) Herbert H. Haft, (ii) Gloria Haft, (iii) their lineal descendants and (iv) any partnership, trust or corporation controlled, directly or indirectly, by Herbert H. Haft, Gloria Haft and/or their lineal descendants; or (c) any other similar event which would have, directly or indirectly, a material effect on the Company or its subsidiaries.

5.       TERM DURING WHICH OPTIONS MAY BE EXERCISED AND METHOD OF EXERCISE

         Each option granted under the Plan shall be exercisable at any time on or after January 15, 1984 and prior to May 1, 1998; provided that the optionee is an employee of the Company or its subsidiaries on January 15, 1984. An option may be exercised with respect to part or all of the shares subject to the option by giving written notice to the Company of the exercise of the option. The option price for the shares for which an option is exercised shall be paid on or within ten business days after the date of exercise in cash except as provided in paragraph 9 below.

6.       STOCK APPRECIATION RIGHTS

         (a) Each employee granted stock option awards pursuant to paragraph 4(a) is also hereof granted an equivalent number of stock appreciation rights. Upon the exercise of an option pursuant to the Plan, the stock appreciation rights relating to the shares of Class A Common Stock covered by such exercise shall terminate. Upon the exercise of stock appreciation rights pursuant to the Plan, the related option (to the extent of an equal number of shares of Class A Common Stock) shall terminate.

         (b) Upon an option holder's exercise of some or all of his stock appreciation rights, such option holder shall be entitled to receive in settlement of such rights an amount equal to the value of the stock appreciation for the number of rights exercised, payable in cash, shares of Class A Common Stock or a combination thereof as provided below. The stock appreciation for a stock appreciation right is the difference between (i) the fair market value of the shares of Class A Common Stock of the Company, as determined on the basis of the market price of the Class A Common Stock on the date of the exercise of such right, and (ii) the option price specified for the related option, subject to the adjustments reflected in paragraph 4(b) and/or paragraph 7, as the case may be. If shares of Class A Common Stock are to be received upon exercise of a stock appreciation right, cash shall be delivered in lieu of any fractional share.

         (c) A stock appreciation right may only be exercised during the period commencing on the third business day following the date of public release by the Company of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following release of such financial information.

         (d) An optionee may request payment in cash, shares of Class A Common Stock or any combination thereof; provided, however, that the amount of cash, or the number of shares of Class A Common Stock or any combination thereof to be paid on exercise shall be determined in the sole and absolute discretion by a majority vote of the members of the Committee referred to in paragraph 2, all of whose members must be "disinterested persons" as required pursuant to paragraph 2. If no such Committee is in existence or if the Committee is in existence but does not consist of "disinterested persons," the stock appreciation rights granted hereunder may not be exercised and no optionee shall have any right, directly or indirectly, with respect to such stock appreciation rights or any claims arising thereunder.

         (e) A stock appreciation right is exercisable only during the period when the option to which it is related is also exercisable.

7.       CHANGES IN COMMON SHARES

         The aggregate number of shares of Class A Common Stock for which options may be exercised, the maximum number of shares which at any time may be subject to but not delivered under outstanding options granted to any option holder, the number of shares subject to each outstanding option, option prices per share and the number of stock appreciation rights which may be exercised by any option holder, shall be subject to appropriate adjustment for any changes in the number of outstanding shares of Class A Common Stock resulting from recapitalizations, stock splits, stock dividends or other changes in the corporate structure of the Company.

8.       NON-TRANSFERABILITY OF OPTIONS

         The options and stock appreciation rights granted under this Plan are not transferable other than by will or by the applicable law of descent and distribution and they are exercisable during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative. Subject to the provisions of paragraph 5, an option holder whose employment with the Company terminates for any reason may at any time within the remaining period of the option thereafter exercise his option or stock appreciation rights; provided that the holder was an employee of the Company or its subsidiaries on January 15, 1984.

9.       PAYMENT OF EXERCISE PRICE OF OPTIONS

         At the option of the holder of options granted hereunder and provided such holder is associated with the Company or its subsidiaries on the date of exercise of the options granted hereunder, the Company will either:

         (a) lend each holder of options under this Plan the funds necessary to enable the holder to exercise all or any portion of the options held by such holder without interest. All loans hereunder shall be payable in full at the earlier of (i) three years from the date of the loan, (ii) sale of the shares or (iii) termination of the option holder's association with the Company or its subsidiaries, shall be secured by the shares of Class A Common Stock issued on exercise of the options and may be repaid in whole or in part at any time without penalty.

         (b) accept payment of the exercise price by accepting shares of the Company's Class A Common Stock owned by the optionee in payment of the exercise price. The shares delivered in payment of the exercise price shall be valued at the market price on the date the option is exercised.

10.      AMENDMENT AND DISCONTINUANCE

         The Board of Directors may alter, amend, suspend, or discontinue the Plan, but may not, without the approval of the holders of a majority of the shares of the Company's Class B Common Stock, make any alteration or amendment thereof which operates to (a) abolish the Committee, or withdraw the administration of the Plan from its supervision, (b) increase the total number of shares which may be delivered upon the exercise of options granted under the Plan, (c) extend the term during which options may be exercised under the Plan, or (d) decrease the option price provided in paragraph 4 hereof. No alteration, amendment, suspension or discontinuance of the Plan may, without the consent of the holder of any outstanding option or stock appreciation right, adversely affect the rights of such holder under such option or stock appreciation right.

11.      EFFECTIVE DATE

         The effective date of the Plan is May 4, 1983.





This Plan was adopted in May 1983 and was amended in September 1983.

                                   SCHEDULE A
                                       TO
                             DART GROUP CORPORATION
                   EXECUTIVE NON-QUALIFIED STOCK OPTION PLAN



         Name                                Number Of Shares Subject
         ----                                 To Stock Option Award For
                                             Which Stock Options Were
                                             Granted On the Effective
                                                 Date Of The Plan
                                             ----------------------------
Herbert H. Haft                                     10,000
Robert M. Haft                                     120,000
Charles D. Shipe                                     7,500
Ben S. Kovalsky                                     10,000
Neil S. Kaplan                                       4,000
Stephen J. Hansbrough                                4,000
Richard J. Koll                                      4,000
Robert J. Goldstein                                  3,000
Linda G. Haft                                        2,000
Gloria G. Haft                                       2,000
William E. Bolton                                    2,000
Thomas J. Ksiazek                                    2,000
Alan D. Nehman                                       2,000
Dennis Weiss                                         2,000
Ronald M. Hirschel                                   2,000
Darryl S. Bryant                                     1,000
                                             -------------

                                                   177,500


                 In addition to the foregoing, there are 22,000 shares available for stock option award after the effective date of the Plan, any such award to be solely in accordance with the provisions of the Plan.